Exhibit (c)(19) Fairness Opinion Discussion Materials Project Polaris July 19, 2026

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Table of Contents Section 1 Transaction Overview 4 Section 2 Valuation Analysis 6 Appendix Supplemental Materials 11 3

SECTION 1 Transaction Overview 4

Morgan Stanley

Polaris Transaction Value Summary

		Polaris Unaffected (7/15/2026) [1]	Polaris Current (7/17/2026) [1]	Proposed Transaction
Price ($ / Share)		$15.79	$15.39	$16.25
Implied Premium / (Discount) to Unaffected (7/15/2026)			**(3%)**	**3%**
Implied Premium / (Discount) to Current (7/17/2026)		**3%**		**6%**
Implied Premium / (Discount) to Unaffected 30-Day VWAP [2]		**25%**	**22%**	**29%**
Basic Shares		106,750,881	106,750,881	106,750,881
(+) Dilution		11,293,002	11,185,996	11,412,471
Fully Diluted Shares Outstanding		**118,043,883**	**117,936,877**	**118,163,352**
Equity Value ($MM)		**1,864**	**1,815**	**1,920**
(+) Total Debt ($MM)		2	2	2
(-) Cash & Equivalents ($MM)		(212)	(212)	(212)
Aggregate Value ($MM)		**1,654**	**1,605**	**1,710**
Implied Transaction Multiples	***Revenue ($MM)***			
AV / 2027E Revenue – Street Consensus [3]	***115***	14.4x	14.0x	14.9x
AV / 2027E Revenue – Taurus Case [3]	***115***	14.4x	14.0x	14.9x
AV / 2028E Revenue – Street Consensus [3]	***172***	9.6x	9.3x	10.0x
AV / 2028E Revenue – Taurus Case	***172***	9.6x	9.3x	10.0x

Dilution Calculation

	Count	WAEP ($ / Share)	Unaffected Dilution	Current Dilution	Offer Dilution
RSUs	626,715	$ --	626,715	626,715	626,715
PSUs	575,000	$ --	575,000	575,000	575,000
Stock Options Tranches	14,897,569	$5.33	10,091,287	9,984,281	10,210,756
Total Dilution	**16,099,284**		**11,293,002**	**11,185,996**	**11,412,471**

Sources: Taurus Case projections for Polaris as of 6/30/2026, as provided by Taurus management, Polaris cash and cash equivalents and debt as of 6/30/2026, and basic shares outstanding and dilutive securities data as of 7/16/2026, as provided by Polaris management, company filings, Wall Street research, Capital IQ

Notes:
1. Market data as of 7/17/2026; unaffected date based on 7/15/2026 market close, last close prior to public rumors of a potential transaction on 7/16/2026
2. Unaffected 30-day VWAP based on trading days using Bloomberg data as of 7/15/2026 market close, last close prior to public rumors of a potential transaction on 7/16/2026
3. Shown for reference only

5

SECTION 2 Valuation Analysis 6

Select Precedent Market Statistics Median Price Target (1)(2) Taurus Case Transactions (For Reference Only) (For Reference Only) Valuation Summary for Polaris Aggregate Equity (3)(4) (4) (4) Methodology Equity Value per Share ($ / Share) Value ($MM) Value ($MM) Unaffected Share Price: $15.79 Transaction Share Price: $16.25 Trading Multiples Implied Agg. Value: $1,654MM Implied Agg. Value: $1,710MM $6.80 $16.80 3.2x - 10.4x 2028E Taurus Case Revenue ($172MM) 555 - 1,780 765 - 1,990 Transaction Multiples $8.60 $15.40 $17.85 (5) $5.15 $17.85 5.6x - 29.4x LTM Taurus Case Revenue ($65MM) 365 - 1,905 575 - 2,115 Natera / Invitae / Roche / Foresight Diagnostics ArcherDx Foundation Medicine (6)(7) DCF Analysis (3.5% - 4.5% Perpetual Growth Rate; 11.8% - 13.8% WACC) (Dec 2025) (June 2020) (June 2018) $17.00 $28.55 14.5-Year Taurus Case (2026E-2040E) 1,800 - 3,220 2,010 - 3,430 Historical Premia $16.55 $23.80 5% - 51% Premium to Unaffected Share Price ($15.79) 1,750 - 2,635 1,960 - 2,845 Broker Price Targets $12.00 $10.00 $18.00 Undiscounted Broker Price Targets 945 - 1,925 1,160 - 2,135 $10.65 $8.85 $15.95 Discounted One Year at Midpoint Cost of Equity of 12.8% 810 - 1,675 1,020 - 1,885 (8) 52-Week Trading Price Range (9) $16.39 $3.84 $16.15 High: 7/13/2026 / Low: 8/6/2025 215 - 1,700 425 - 1,910 $0.00 $5.00 $10.00 $15.00 $20.00 $25.00 $30.00 Sources: Taurus Case projections for Polaris as of 6/30/2026, as provided by Taurus management, Polaris cash and cash equivalents and debt as of 6/30/2026, and basic shares outstanding and dilutive securities data as of 7/16/2026, as provided by Polaris management, company filings, Wall Street research, Capital IQ Notes: 1. Market data as of 7/17/2026; unaffected date based on 7/15/2026 market close, last close prior to public rumors of a potential transaction on 7/16/2026 6. 14.5-year DCF assumes mid-year convention with a valuation date of 6/30/2026 7 2. Net debt of ($210MM) including $212MM of cash and $2MM of debt principal outstanding as of 6/30/2026, as provided by Polaris management 7. 21.0% statutory tax rate applied across projection period 3. Share prices rounded to nearest $0.05, except for 52-week trading range 8. Based on unaffected intraday trading statistics 7/16/2025 to 7/15/2026 4. Amounts rounded to nearest $5MM 9. Intraday high as of 7/17/2026 post public deal speculation 5. Represents range of select historical transactions LTM revenue multiples applied to Polaris LTM revenue as of 6/30/2026 For Reference Only

Morgan Stanley

Select Public Company Trading Multiples & Operating Metrics

Select Publicly Traded Diagnostic Companies [1][2]

Name	% 52-Wk High [1]	Sorted By Market Value	AV	'25 - '27E Rev. CAGR (%)	AV / 2028E Revenue
Natera	94%	$41.8	$40.8	22%	10.4x
Guardant Health	90%	$23.6	$23.0	32%	10.3x
Taurus [3]	50%	$9.9	$10.6	23%	4.6x
BillionToOne	94%	$7.1	$6.7	40%	9.2x
Caris Life Sciences	39%	$5.0	$4.5	22%	3.2x
Veracyte	97%	$5.0	$4.6	13%	6.3x
Adaptive Biotechnologies [4]	99%	$4.0	$4.0	24%	9.4x
GRAIL	61%	$3.5	$2.7	22%	9.7x
Polaris (Street) [5][6]	98%	$1.9	$1.7	28%	9.6x
High	**99%**	**$41.8**	**$40.8**	**40%**	**10.4x**
Mean	**80%**	**$11.3**	**$10.9**	**25%**	**8.1x**
Median	**94%**	**$5.0**	**$4.6**	**23%**	**9.4x**
Low	**39%**	**$1.9**	**$1.7**	**13%**	**3.2x**
Polaris (Taurus Case) [5][6][7]	**98%**	**$1.9**	**$1.7**	**28%**	**9.6x**

Sources: Taurus Case projections for Polaris as of 6/30/2026, as provided by Taurus management, Polaris cash and cash equivalents and debt as of 6/30/2026, and basic shares outstanding and dilutive securities data as of 7/16/2026, as provided by Polaris management, company filings, Capital IQ, Wall Street research

Notes:
1. Market data as of 7/17/2026; 52-week high based on intraday trading statistics
2. Figures in $Bn, unless otherwise noted
3. Taurus financials based on street consensus estimates, Class A BSO as provided by Taurus management
4. Adaptive revenue based on MRD segment; gross margin and revenue multiple based on WholeCo financials
5. Unaffected date based on 7/15/2026 market close, last close prior to public rumors of a potential transaction on 7/16/2026
6. AV based on net debt of ($210MM) including $212MM of cash and equivalents and $2MM of debt principal outstanding at valuation date of 6/30/2026, as provided by Polaris management
7. Shown for reference only

8

Discounted Cash Flow Analysis Based on Taurus Case Key Assumptions Unlevered Free Cash Flow Detail $MM, Unless Otherwise Noted • Taurus Case projections for Polaris as (2) Hist. Taurus Case Term. provided to Morgan Stanley by Taurus 2025A 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2036E 2037E 2038E 2039E 2040E management Revenue 70 79 115 172 242 333 457 623 843 1,127 1,484 1,915 2,413 2,963 3,539 4,109 4,109 % Growth (18%) 14% 45% 50% 41% 38% 37% 36% 35% 34% 32% 29% 26% 23% 19% 16% -- – Taurus Case projections represent a Adj. EBITDA (69) (95) (86) (73) (28) 0 25 68 137 243 400 561 764 1,008 1,287 1,591 1,591 “within Taurus” view of Polaris % Margin (99%) (120%) (75%) (42%) (12%) 0% 5% 11% 16% 22% 27% 29% 32% 34% 36% 39% 39% (-) Depreciation (11) (14) (17) (19) (19) (25) (33) (43) (54) (68) (88) (110) (136) (162) (188) (195) including synergies (-) SBC (10) (12) (14) (15) (18) (22) (28) (35) (42) (50) (61) (73) (86) (97) (107) (107) • 14.5-year DCF using mid-year EBIT (Burdened by SBC) (117) (112) (104) (62) (36) (23) 7 59 147 283 413 580 786 1,028 1,296 1,289 % Margin (148%) (97%) (60%) (26%) (11%) (5%) 1% 7% 13% 19% 22% 24% 27% 29% 32% 31% discounting convention (-) Taxes -- -- -- -- -- -- (1) (12) (31) (59) (87) (122) (165) (216) (272) (271) • June 30, 2026 valuation date % Effective Tax Rate -- -- -- -- -- -- (21%) (21%) (21%) (21%) (21%) (21%) (21%) (21%) (21%) (21%) NOPAT (117) (112) (104) (62) (36) (23) 5 47 116 223 326 458 621 812 1,024 1,018 • Free cash flow and terminal value % Margin (148%) (97%) (60%) (26%) (11%) (5%) 1% 6% 10% 15% 17% 19% 21% 23% 25% 25% discounted back to June 30, 2026 (+) Depreciation 11 14 17 19 19 25 33 43 54 68 88 110 136 162 188 195 (+/-) (Increase) / Decrease in NWC 0 (9) (14) (18) (23) (31) (42) (55) (71) (89) (108) (124) (137) (144) (142) (41) • Assumes no usage of NOLs (-) Capital Expenditures (6) (6) (9) (12) (17) (23) (31) (42) (56) (74) (96) (121) (148) (177) (205) (205) Unlevered Free Cash Flow (112) (113) (110) (73) (56) (51) (34) (7) 43 128 210 324 471 653 864 967 • Illustrative base WACC range of 11.8% - (1) 13.8% based on CAPM methodology Discounted Cash Flow – Perpetual Growth Method • Assumes base perpetual growth rate of $MM, Unless Otherwise Noted 3.5% - 4.5% Assumed Perpetual Growth Rate: 3.5% 4.0% 4.5% (1) (3) Discount Rate 11.8% 12.8% 13.8% 11.8% 12.8% 13.8% 11.8% 12.8% 13.8% • Net cash of $210MM as of 6/30/2026 Present Value of: • Terminal Year Assumptions: Forecasted Free Cash Flow 311 248 193 311 248 193 311 248 193 Terminal Value 2,560 2,016 1,609 2,723 2,130 1,690 2,909 2,258 1,781 – EBITDA margin equal to 2040E % of Value From Terminal 89% 89% 89% 90% 90% 90% 90% 90% 90% – Capital expenditures equal to 2040E Implied Aggregate Value 2,870 2,264 1,802 3,034 2,378 1,883 3,219 2,506 1,973 (3) (+) Net Cash 210 210 210 210 210 210 210 210 210 – Depreciation equal to 95.0% of capital Implied Equity Value 3,081 2,475 2,012 3,244 2,589 2,093 3,430 2,716 2,184 expenditures in terminal year (4) Fully Diluted Shares (MM) 120 119 118 120 119 118 120 119 119 – Δ in NWC in terminal year based on Δ Implied Price Per Share $25.72 $20.78 $17.00 $27.05 $21.71 $17.67 $28.56 $22.75 $18.40 (5) in revenue grown at the perpetual % Premium / (Discount) to Current 67% 35% 10% 76% 41% 15% 86% 48% 20% growth rate Implied Terminal Value LTM EBITDA Multiple 8.1x 7.2x 6.6x 8.6x 7.7x 6.9x 9.2x 8.1x 7.3x High / Low Values Sources: Taurus Case projections for Polaris as of 6/30/2026, as provided by Taurus management, Polaris cash and cash equivalents and debt as of 6/30/2026, and basic shares outstanding and dilutive securities data as of 7/16/2026, as provided by Polaris management, company filings, Capital IQ Notes: 1. Based on CAPM methodology as of unaffected date of 7/15/2026 market close, last close prior to public rumors of a potential transaction on 7/16/2026 5. Market data as of 7/17/2026 9 2. Displayed terminal year change in net working capital based on mid-point perpetual growth rate of 4.0% 3. Net cash of $210MM including $212MM of cash and equivalents and $2MM of debt principal outstanding at valuation date of 6/30/2026, as provided by Polaris management 4. FDSO calculated with the treasury stock method

Morgan Stanley

Historical Transaction Multiples

Select Diagnostics Transactions Since 2018

★ *Core Comps*

	Announcement Date	Acquiror	Target	Aggregate Value ($Bn)	Aggregate Value / Revenue	Premiums [1][2]	
					LTM Revenue (x)	Unaffected (%)	30-Day VWAP (%)
	4/28/2026	CareDx	Naveris	$0.3	7.6x	--	--
★	12/5/2025	Natera	Foresight Diagnostics	$0.5	12.0x	--	--
	11/20/2025	Abbott	Exact Sciences	$22.8	7.4x	51%	61%
	4/27/2023	Quest Diagnostics	Haystack	$0.5	--	--	--
	11/3/2022	Werfen	Immucor	$2.0	5.6x	--	--
	10/31/2022	Thermo Fisher	The Binding Site	$2.6	11.8x	--	--
	12/23/2021	Labcorp	Personal Genome Diagnostics	$0.6	26.1x	--	--
	7/8/2021	Vitrolife	Igenomix	$1.7	10.2x	--	--
	6/1/2021	Veracyte	HalioDx	$0.4	15.2x	--	--
	4/8/2021	Hologic	Mobidiag	$0.8	18.9x	--	--
	3/15/2021	Roche	GenMark Diagnostics	$1.8	10.4x	43%	61%
	3/3/2021	Agilent	Resolution Bioscience	$0.7	19.9x	--	--
	2/3/2021	Veracyte	Decipher Biosciences	$0.6	15.2x	--	--
★	6/22/2020	Invitae	ArcherDx	$1.4	24.8x	--	--
	7/29/2019	Exact Sciences	Genomic Health	$2.6	6.4x	5%	19%
★	6/19/2018	Roche	Foundation Medicine	$5.3	29.4x	29%	47%
	High			**$22.8**	**29.4x**	**51%**	**61%**
	Mean			**$2.8**	**14.7x**	**32%**	**47%**
	Median			**$1.1**	**12.0x**	**36%**	**54%**
	Low			**$0.3**	**5.6x**	**5%**	**19%**

Sources: Wall Street research, company filings, market data from Capital IQ, consensus estimates from Thomson

Notes:

1. For reference only
2. Historical VWAP from Capital IQ estimates using trading days as of unaffected date

10

APPENDIX Supplemental Materials 11

Morgan Stanley

Polaris Last Twelve Months of Trading & Public Market Overview – For Reference Only

Public Market Overview [1][2]

$MM, Unless Otherwise Noted

Capitalization (as of 7/17/2026)	
Current Share Price ($/share)	$15.39
52-Week High ($/share)	$16.39
% of 52-Week High	*93.9%*
52-Week Low ($/share)	$3.84
Equity and Aggregate Value	
FDSO (MM)	118
Equity Value	**1,815**
(+) Debt	2
(-) Cash	(212)
Aggregate Value	**1,605**
AV / Taurus Case 2028E Rev.	9.3x
AV / Street Consensus 2028E Rev. [3]	9.3x

LTM Stock Performance

Unaffected 52-Week Range [4]	Date	Share Price
Unaffected 52-Week High	7/13/2026	$16.15
Unaffected 52-Week Low	8/6/2025	$3.84



Share Price ($)
Trading Volume (MM)
$16
$14
$12
$10
$8
$6.48
$6
$4
$2
$0
15
10
5
0
Unaffected Date (7/15/2026): $15.79 (+143.7%)
$15.39
137.5%
Jul-25
Oct-25
Jan-26
Apr-26
Jul-26

Sources: Taurus Case projections for Polaris as of 6/30/2026, as provided by Taurus management, Polaris cash and cash equivalents and debt as of 6/30/2026, and basic shares outstanding and dilutive securities data as of 7/16/2026, as provided by Polaris management, company filings, Wall Street research, Capital IQ

Notes:
1. Market data as of 7/17/2026; 52-week high and low calculated on intraday trading statistics
2. Net debt of ($210MM) including $212MM of cash and equivalents and $2MM of debt principal outstanding as of 6/30/2026, as provided per Polaris management
3. Shown for reference only
4. As of unaffected date of 7/15/2026; 52-week high and low calculated on intraday trading statistics

12

Broker Price Targets – For Reference Only (1)(2) (1)(4) Research Share Price Estimates Broker Price Targets over Last 2 Years $/share % Buy / Hold $/share $20.00 100% $20.00 $18.00 $18.00 $17.00 Unaffected: Current: $16.00 $15.79 80% $15.39 Current: $15.00 $15.39 $14.00 $13.00 $13.00 Median PT: $12.00 $12.00 60% $12.00 $11.00 $11.00 $12.00 $10.00 $10.00 $10.00 40% $8.00 $6.00 $5.00 $4.00 20% $4.00 $3.45 $2.00 0% $0.00 $ -- Jul-24 Oct-24 Jan-25 Apr-25 Jul-25 Oct-25 Jan-26 Apr-26 Jul-26 (3) TD Cowen Guggenheim Morgan Needham BTIG Lake Street Craig Hallum Stanley % Buy % Hold Close Price Median PT Sources: Company filings, Wall Street research, Capital IQ Notes: 13 1. Market data as of 7/17/2026; unaffected date based on 7/15/2026 market close, last close prior to public rumors of a potential transaction on 7/16/2026 4. No sell ratings in broker set in last two years 2. Based on projections from available brokers 3. Needham price target raised to $17.00/share on 7/17/2026 due to cited factors including speculated takeover interest

Morgan Stanley

Polaris Weighted Average Cost of Capital Analysis

Based on Morgan Stanley Methodology – Predicted Barra Beta

Key Assumptions

- Using the Capital Asset Pricing Model and current predicted Barra Beta, Polaris' weighted average cost of capital is estimated to be 12.8%
  - Assumes a market risk premium of 6.0%
  - Risk-free rate of 4.6%
  - Cost of equity estimated to be 12.8%

WACC Analysis: CAPM Method [1][2]

		WACC Calculation		
Assumption	**Notes**	**Low**	**Base**	**High**
Market Risk Premium (MRP)	Morgan Stanley Estimated Market Risk Premium	6.0%	6.0%	6.0%
Risk Free Rate (R_f)	U.S. Treasury 10-Year Spot Rate	4.6%	4.6%	4.6%
Predicted Beta	Predicted Barra Beta	1.37	1.37	1.37
Sensitivity Adjustment	+/- 1.0% from base	(1.0%)	--	1.0%
Cost of Equity (K_E)	**Calculated Using the Capital Asset Pricing Model**	**11.8%**	**12.8%**	**13.8%**
Pre-tax Cost of Debt (K_D)	Weighted Average Cost of Debt [3]	8.9%	8.9%	8.9%
Tax Rate (t)	Polaris Statutory Tax Rate	21.0%	21.0%	21.0%
Post-tax Cost of Debt (K_D)		**7.0%**	**7.0%**	**7.0%**
Debt / Total Capitalization	Based on Current Capital Structure [4]	0.1%	0.1%	0.1%
Weighted Average Cost of Capital (WACC)	**K_E * E/(D+E) + K_D * (1-t) * D/(D+E)**	**11.8%**	**12.8%**	**13.8%**

Sources: Polaris cash and cash equivalents and debt as of 6/30/2026, and basic shares outstanding and dilutive securities data as of 7/16/2026, as provided by Polaris management, Capital IQ

Notes:
1. Market data as of 7/17/2026
2. Predicted Barra Beta per Capital IQ as of unaffected date based on 7/15/2026 market close, last close prior to public rumors of a potential transaction on 7/16/2026
3. Weighted average cost of debt based on imputed rate on secured payment agreement
4. $2MM of debt principal outstanding as of 6/30/2026, as provided by Polaris management

14

Polaris / Taurus Illustrative Collar Sensitivities – For Reference Only (1)(2)(3) Assuming Floating Exchange Ratio with Downside Collar (7.7%; Floor Price of $48.42/share) Based on Taurus’ Current Share Price $16.25 / Share Acquisition with 50.0% Stock / 50.0% Cash ($761MM Cash Consideration) Prem / Disc. to Taurus' Current Share Price (20.0%) (15.0%) (10.0%) (5.0%) 0.0% 5.0% 10.0% 15.0% 20.0% Implied Taurus Share Price $41.98 $44.60 $47.22 $49.85 $52.47 $55.09 $57.72 $60.34 $62.96 Taurus Shares Issued (MM) 18.9 19.0 19.1 19.0 18.0 17.2 16.4 15.7 15.0 (4) Shares Issued as % of Taurus BSO 10.48% 10.53% 10.58% 10.54% 10.01% 9.54% 9.10% 8.71% 8.34% Polaris Shareholders PF Ownership of Taurus (% of FDSO) 9.11% 9.15% 9.19% 9.16% 8.74% 8.36% 8.01% 7.69% 7.39% Cash as a % of Total Consideration 48.98% 47.35% 45.82% 44.57% 44.57% 44.57% 44.58% 44.57% 44.57% (5) Total Consideration to Polaris Equity Holders ($MM) 1,554 1,608 1,662 1,708 1,708 1,708 1,708 1,708 1,708 Implied Polaris $/share $14.89 $15.36 $15.84 $16.25 $16.25 $16.25 $16.25 $16.25 $16.25 $16.25 / Share Acquisition with 75.0% Stock / 25.0% Cash ($381MM Cash Consideration) Prem / Disc. to Taurus' Current Share Price (20.0%) (15.0%) (10.0%) (5.0%) 0.0% 5.0% 10.0% 15.0% 20.0% Implied Taurus Share Price $41.98 $44.60 $47.22 $49.85 $52.47 $55.09 $57.72 $60.34 $62.96 Taurus Shares Issued (MM) 26.6 26.7 26.8 26.6 25.3 24.1 23.0 22.0 21.1 (4) Shares Issued as % of Taurus BSO 14.75% 14.80% 14.84% 14.78% 14.04% 13.37% 12.76% 12.21% 11.70% Polaris Shareholders PF Ownership of Taurus (% of FDSO) 12.37% 12.40% 12.44% 12.39% 11.84% 11.34% 10.88% 10.46% 10.07% Cash as a % of Total Consideration 25.44% 24.24% 23.15% 22.29% 22.29% 22.28% 22.29% 22.29% 22.28% (5) Total Consideration to Polaris Equity Holders ($MM) 1,497 1,570 1,644 1,708 1,708 1,708 1,708 1,708 1,708 Implied Polaris $/share $14.33 $15.00 $15.67 $16.25 $16.25 $16.25 $16.25 $16.25 $16.25 $16.25 / Share Acquisition with 100.0% Stock / 0.0% Cash ($0MM Cash Consideration) Prem / Disc. to Taurus' Current Share Price (20.0%) (15.0%) (10.0%) (5.0%) 0.0% 5.0% 10.0% 15.0% 20.0% Implied Taurus Share Price $41.98 $44.60 $47.22 $49.85 $52.47 $55.09 $57.72 $60.34 $62.96 Taurus Shares Issued (MM) 34.3 34.4 34.4 34.3 32.6 31.0 29.6 28.3 27.1 (4) Shares Issued as % of Taurus BSO 19.02% 19.07% 19.11% 19.01% 18.06% 17.21% 16.42% 15.71% 15.05% Polaris Shareholders PF Ownership of Taurus (% of FDSO) 15.39% 15.43% 15.46% 15.39% 14.73% 14.13% 13.57% 13.06% 12.59% Cash as a % of Total Consideration -- -- -- -- -- -- -- -- -- (5) Total Consideration to Polaris Equity Holders ($MM) 1,439 1,533 1,627 1,708 1,708 1,709 1,708 1,708 1,708 Implied Polaris $/share $13.78 $14.64 $15.50 $16.25 $16.25 $16.25 $16.25 $16.25 $16.25 Sources: Polaris cash and cash equivalents and debt as of 6/30/2026, and basic shares outstanding and dilutive securities data as of 7/16/2026, as provided by Polaris management, Taurus Class A basic shares outstanding data as of 6/30/2026, as provided by Taurus management; company filings, Wall Street research, Capital IQ 15 Notes: 3. Exchange ratio and PF ownership calculated using Taurus’ current price of $52.47/share; basic shares outstanding of 180.2MM, 5.4MM of RSUs, and 2.7MM of 1. Market data as of 7/17/2026 PSUs based on Q1’26 10-Q 2. Polaris FDSO is based on implied acquisition shares at illustrative close (cash consideration fixed based on $/share at announcement, equity consideration per 4. Shares issues as % of Taurus BSO assuming Treasury Stock Method treatment for all Polaris dilutive securities share fluctuates based on floating exchange ratio and Taurus share price outside of collar range); calculated using treasury stock method 5. Taurus ~13MM share stake worth ~$212MM at $16.25/share Polaris share price; total consideration to Polaris equity holders assumes shares owned by Taurus are cancelled at no value